Exhibit 99.1
Insperity Announces First Quarter Results
HOUSTON – May 1, 2024 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today reported results for the first quarter ended March 31, 2024. Insperity will be hosting a conference call today at 8:30 a.m. ET to discuss these results and our updated 2024 outlook and will be posting an accompanying presentation to its investor website at http://ir.insperity.com.
•Q1 average number of WSEEs paid within our expected range, down 1% year-over-year
•Q1 gross profit up 4% to $345 million on continued strong pricing and lower-than-expected benefits costs
•Q1 net income of $79 million; diluted EPS of $2.08
•Q1 adjusted EBITDA of $142 million; adjusted EPS of $2.27
•Return to shareholders of $44 million during the first quarter of 2024 through the repurchase of 233,000 shares at a cost of $23 million and $21 million in cash dividends
First Quarter Results
The average number of worksite employees (“WSEE”) paid per month decreased 1% over Q1 2023 to 303,904 WSEEs. The expected decline was primarily due to net layoffs incurred in our client base over the second half of 2023 into January of 2024, and the loss of a handful of large accounts during our year-end transition. Additionally, we experienced a 42% decline in net hiring in the client base in Q1 2024 when compared to Q1 2023. Worksite employees paid from new clients was at a similar level compared to Q1 2023 and when combined with client retention, came in at forecasted levels. Revenues in Q1 2024 increased 2% to $1.8 billion on a 3% increase in revenue per WSEE, partially offset by the 1% decrease in paid WSEEs.
“We had an excellent quarter exceeding the high end of our Adjusted EBITDA range against a backdrop of an economic slowdown,” said Paul J. Sarvadi, Insperity chairman and chief executive officer. “Our fundamentals are solid, and we expect our plan for the balance of the year will help mitigate the impact of the economic climate on our small to medium size business clients.”
Gross profit increased 4% over Q1 2023 to $345 million on a 5% increase in gross profit per WSEE per month, partially offset by the 1% decrease in paid WSEEs. This increase resulted primarily from higher average pricing and favorable results from our benefits costs program.
Operating expenses increased 12% over Q1 2023 and included continued investment in our growth, and our service and technology offerings, including costs associated with the initial phase of our Workday strategic partnership.
First quarter’s effective tax rate was 29%, higher than Q1 2023’s of 23% and our forecasted rate of 26%. This was primarily due to changes in the stock price that resulted in less tax benefit on employee stock awards vesting at the end of February.
Reported net income and diluted earnings per share (“EPS”) were $79 million and $2.08, respectively. Adjusted EPS and adjusted EBITDA were $2.27 and $142 million, respectively.
Cash outlays in the first three months of 2024 included the repurchase of approximately 233,000 shares of our common stock at a cost of $23 million, dividends totaling $21 million, and capital expenditures of $5 million. Adjusted cash at March 31, 2024 totaled $206 million and $280 million remains available under our $650 million credit facility.
“We experienced earnings outperformance in Q1 and our earnings outlook over the remainder of the year remains consistent with our initial forecast despite tempered expectations for worksite employee growth with the ongoing weakness and uncertainty in the macro-economic environment,” said Douglas S. Sharp, executive vice president of finance, chief financial officer and treasurer. “We believe our expected cash flow, combined with a strong balance sheet, puts us in a position to continue to invest in the Workday strategic partnership while providing ongoing returns to our shareholders.”

2024 Guidance
The company also announced its updated guidance for 2024, including the second quarter of 2024. Please refer to the accompanying financial tables at the end of this press release for the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures.

	Q2 2024			Full Year 2024

Average WSEEs paid	306,600	—	309,700	312,100	—	318,400
Year-over-year increase (decrease)	(1.5)%	—	(0.5)%	0%	—	2%

Adjusted EPS	$0.61	—	$0.83	$3.17	—	$3.90
Year-over-year increase (decrease)	(5)%	—	30%	(43)%	—	(29)%

Adjusted EBITDA (in millions)	$53	—	$66	$254	—	$293
Year-over-year increase (decrease)	4%	—	30%	(28)%	—	(17)%
Definition of Key Metrics
Average WSEEs paid — Determined by calculating the company’s cumulative WSEEs paid during the period divided by the number of months in the period.
Adjusted EPS — Represents diluted net income per share computed in accordance with GAAP, excluding the impact of non-cash stock-based compensation.
Adjusted EBITDA — Represents net income computed in accordance with GAAP, plus interest expense, income taxes, depreciation and amortization expense, amortization of SaaS implementation costs and non-cash stock-based compensation.
Conference Call and Webcast
Insperity will be hosting a conference call today at 8:30 a.m. ET to discuss these results and the guidance discussed in this press release, and answer questions from investment analysts. To listen in, call 888-506-0062 and use conference i.d. number 496523. The call will also be webcast at http://ir.insperity.com. The conference call script will be available at the same website later today. A replay of the conference call will be available at 877-481-4010, conference i.d. 50399. The webcast will be archived for one year.
Investor Day
Insperity will host its Investor Day on Thursday, May 16, 2024, at its corporate headquarters in Kingwood, Texas. The event is scheduled to begin at 9:00 a.m. CT / 10:00 a.m. ET, and in-person attendance by financial analysts and institutional investors is welcome by emailing investorday@insperity.com and please include your name, title, institution, and contact information by May 6, 2024. If you plan to attend virtually, please register on our investor website.
During the event, members of Insperity’s management team will present insights into the company’s business model, including its strategy to capitalize on the under penetrated market in both its core and midmarket segments; an update on recent developments in the areas of sales, marketing, and technology; the approach to the ongoing management of pricing and cost; and further details of its recently announced strategic partnership with Workday, including how it fits into the long-term strategy.
Presentation materials and the live video webcast will be made available on the day of the event on the company’s investor relations website at http://ir.insperity.com. A replay of the event will be posted on the company’s investor relations website on the next business day following the event and will be available for 90 days.

About Insperity
Since 1986, Insperity’s mission has been to help businesses succeed so communities prosper. Offering the most comprehensive suite of scalable HR solutions available in the marketplace, Insperity is defined by an unrivaled breadth and depth of services and level of care. Through an optimal blend of premium HR service and technology, Insperity delivers the administrative relief, reduced liabilities and better benefit solutions that businesses need for sustained growth. With 2023 revenues of $6.5 billion and more than 90 offices throughout the U.S., Insperity is currently making a difference in thousands of businesses and communities nationwide. For more information, visit http://www.insperity.com.
Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify such forward-looking statements by the words “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “could,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, in an effort to help keep our stockholders and the public informed about our operations, from time to time, we may issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, including our strategic partnership with Workday, Inc.; projected or anticipated benefits or other consequences of such plans or strategies; or projections involving anticipated revenues, earnings, average number of worksite employees, benefits and workers’ compensation costs, or other operating results. We base these forward-looking statements on our current expectations, estimates and projections. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are:
•adverse economic conditions;
•failure to comply with or meet client expectations regarding certain COVID-19 relief programs;
•bank failures or other events affecting financial institutions; labor shortages, increasing competition for highly skilled workers, and evolving employee expectations regarding the workplace;
•impact of inflation;
•vulnerability to regional economic factors because of our geographic market concentration;
•failure to comply with covenants under our credit facility;
•impact of a future outbreak of highly infectious or contagious disease;
•our liability for WSEE payroll, payroll taxes and benefits costs, or other liabilities associated with actions of our client companies or WSEEs, including if our clients fail to pay us;
•increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims;
•an adverse determination regarding our status as the employer of our WSEEs for tax and benefit purposes and an inability to offer alternative benefit plans following such a determination;
•cancellation of client contracts on short notice, or the inability to renew client contracts or attract new clients;
•the ability to secure competitive replacement contracts for health insurance and workers’ compensation insurance at expiration of current contracts;
•regulatory and tax developments and possible adverse application of various federal, state and local regulations;
•failure to manage growth of our operations and the effectiveness of our sales and marketing efforts;
•the impact of the competitive environment and other developments in the human resources services industry, including the PEO industry, on our growth and/or profitability;
•an adverse final judgment or settlement of claims against Insperity;
•disruptions of our information technology systems or failure to enhance our service and technology offerings to address new regulations or client expectations;
•our liability or damage to our reputation relating to disclosure of sensitive or private information as a result of data theft, cyberattacks or security vulnerabilities;
•failure of third-party providers, such as financial institutions, data centers or cloud service providers;
•our ability to fully realize the anticipated benefits of our strategic partnership and plans to develop a joint solution with Workday, Inc.; and
•our ability to integrate or realize expected returns on future product offerings, including through acquisitions, strategic partnerships, and investments.
These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.
Any forward-looking statements are made only as of the date hereof and, unless otherwise required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY FINANCIAL INFORMATION
Insperity, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2024	December 31, 2023
(in millions)

Assets
Cash and cash equivalents	$667	$693
Restricted cash	61	57
Marketable securities	16	16
Accounts receivable, net	724	694
Prepaid insurance and related assets	37	7
Other current assets	114	128
Total current assets	1,619	1,595
Property and equipment, net	191	197
Right-of-use leased assets	56	57
Deposits and prepaid health insurance	221	215
Goodwill and other intangible assets, net	13	13
Deferred income taxes, net	6	20
Other assets	20	23
Total assets	$2,126	$2,120

Liabilities and stockholders' equity
Accounts payable	$6	$11
Payroll taxes and other payroll deductions payable	489	566
Accrued worksite employee payroll cost	622	559
Accrued health insurance costs	71	46
Accrued workers’ compensation costs	64	60
Accrued corporate payroll and commissions	55	64
Other accrued liabilities	99	130
Total current liabilities	1,406	1,436
Accrued workers’ compensation costs, net of current	155	163
Long-term debt	369	369
Operating lease liabilities, net of current	56	58
Total noncurrent liabilities	580	590
Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	172	185
Treasury stock, at cost	(826)	(831)
Retained earnings	793	739
Total stockholders' equity	140	94
Total liabilities and stockholders’ equity	$2,126	$2,120

SUMMARY FINANCIAL INFORMATION
Insperity, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)	Three Months Ended March 31,
(in millions, except per share amounts)	2024	2023	Change

Operating results:
Revenues(1)	$1,802	$1,770	2%
Payroll taxes, benefits and workers’ compensation costs	1,457	1,438	1%
Gross profit	345	332	4%
Salaries, wages and payroll taxes	140	125	12%
Stock-based compensation	10	11	(9)%
Commissions	12	11	9%
Advertising	7	6	17%
General and administrative expenses	57	48	19%
Depreciation and amortization	11	10	10%
Total operating expenses	237	211	12%
Operating income	108	121	(11)%
Other income (expense):
Interest income	10	9	11%
Interest expense	(7)	(6)	17%
Income before income tax expense	111	124	(10)%
Income tax expense	32	29	10%
Net income	$79	$95	(17)%

Net income per share of common stock
Basic	$2.11	$2.49	(15)%
Diluted	$2.08	$2.45	(15)%
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(1)Revenues are comprised of gross billings less WSEE payroll costs as follows:

	Three Months Ended March 31,
(in millions)	2024	2023

Gross billings	$11,483	$11,451
Less: WSEE payroll cost	9,681	9,681
Revenues	$1,802	$1,770

SUMMARY FINANCIAL INFORMATION
Insperity, Inc.
KEY FINANCIAL AND STATISTICAL DATA

	Three Months Ended March 31,
	2024	2023	Change

Average WSEEs paid	303,904	306,691	(1)%

Statistical data (per WSEE per month):
Revenues(1)	$1,977	$1,924	3%
Gross profit	378	361	5%
Operating expenses	260	229	14%
Operating income	118	132	(11)%
Net income	87	103	(16)%
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(1)Revenues per WSEE per month are comprised of gross billings per WSEE per month less WSEE payroll costs per WSEE per month follows:

	Three Months Ended March 31,
(per WSEE per month)	2024	2023

Gross billings	$12,595	$12,446
Less: WSEE payroll cost	10,618	10,522
Revenues	$1,977	$1,924

NON-GAAP FINANCIAL MEASURES
Insperity, Inc.
Non-GAAP Financial Measures
(Unaudited)

Non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used to their most directly comparable GAAP financial measures as provided in the tables below.

Non-GAAP Measure	Definition	Benefit of Non-GAAP Measure
Non-bonus payroll cost
Non-bonus payroll cost is a non-GAAP financial measure that excludes the impact of bonus payrolls paid to our WSEEs.

Bonus payroll cost varies from period to period, but has no direct impact to our ultimate workers’ compensation costs under the current program.

Our management refers to non-bonus payroll cost in analyzing, reporting and forecasting our workers’ compensation costs.

We include these non-GAAP financial measures because we believe they are useful to investors in allowing for greater transparency related to the costs incurred under our current workers’ compensation program.

Adjusted cash, cash equivalents and marketable securities	Excludes funds associated with: • federal and state income tax withholdings, • employment taxes, • other payroll deductions, and • client prepayments.	We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations, against prior periods, and to plan for future periods by focusing on our underlying operations. We believe that the adjusted results provide relevant and useful information for investors because they allow investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. Adjusted EBITDA is used by our lenders to assess our leverage and ability to make interest payments.

EBITDA	Represents net income computed in accordance with GAAP, plus: • interest expense, • income tax expense, • depreciation and amortization expense, and • amortization of SaaS implementation costs.

Adjusted EBITDA	Represents EBITDA plus: • non-cash stock-based compensation.

Adjusted net income	Represents net income computed in accordance with GAAP, excluding: • non-cash stock-based compensation.

Adjusted EPS	Represents diluted net income per share computed in accordance with GAAP, excluding: • non-cash stock-based compensation.
Following is a reconciliation of payroll cost (GAAP) to non-bonus payroll costs (non-GAAP):

	Three Months Ended March 31,
(in millions, except per WSEE per month)	2024		2023
		Per WSEE		Per WSEE

Payroll cost	$9,681	$10,618	$9,681	$10,522
Less: Bonus payroll cost	1,862	2,042	2,001	2,175
Non-bonus payroll cost	$7,819	$8,576	$7,680	$8,347
% Change period over period	2%	3%	13%	3%

NON-GAAP FINANCIAL MEASURES
Following is a reconciliation of cash, cash equivalents and marketable securities (GAAP) to adjusted cash, cash equivalents and marketable securities (non-GAAP):

(in millions)	March 31, 2024	December 31, 2023

Cash, cash equivalents and marketable securities	$683	$709
Less:
Amounts payable for withheld federal and state income taxes, employment taxes and other payroll deductions	443	510
Client prepayments	34	28
Adjusted cash, cash equivalents and marketable securities	$206	$171
Following is a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP):

(in millions, except per WSEE per month)	Three Months Ended March 31,
	2024		2023
		Per WSEE		Per WSEE

Net income	$79	$87	$95	$103
Income tax expense	32	35	29	31
Interest expense	7	8	6	7
Amortization of SaaS implementation costs	3	3	1	1
Depreciation and amortization	11	12	10	11
EBITDA	132	145	141	153
Stock-based compensation	10	11	11	12
Adjusted EBITDA	$142	$156	$152	$165
% Change period over period	(7)%	(5)%	28%	16%
Following is a reconciliation of net income (GAAP) to adjusted net income (non-GAAP):

	Three Months Ended March 31,
(in millions)	2024	2023

Net income	$79	$95
Non-GAAP adjustments:
Stock-based compensation	10	11
Tax effect	(3)	(3)
Total non-GAAP adjustments, net	7	8
Adjusted net income	$86	$103
% Change period over period	(17)%	34%
Following is a reconciliation of diluted EPS (GAAP) to adjusted EPS (non-GAAP):

	Three Months Ended March 31,
	2024	2023

Diluted EPS	$2.08	$2.45
Non-GAAP adjustments:
Stock-based compensation	0.28	0.29
Tax effect	(0.09)	(0.07)
Total non-GAAP adjustments, net	0.19	0.22
Adjusted EPS	$2.27	$2.67
% Change period over period	(15)%	34%

NON-GAAP FINANCIAL MEASURES

NON-GAAP FINANCIAL MEASURES

The following is a reconciliation of GAAP to non-GAAP financial measures for second quarter and full year 2024 guidance:

	Q2 2024	Full Year 2024
(in millions, except per share amounts)	Guidance	Guidance

Net income	$8 - $18	$77 - $105
Income tax expense	4 - 7	31 - 42
Interest expense	7	28
SaaS implementation amortization	3	11
Depreciation and amortization	11	46
EBITDA	33 - 46	193 - 232
Stock-based compensation	20	61
Adjusted EBITDA	$53 - $66	$254 - $293

Diluted EPS	$0.23 - $0.45	$2.02 - $2.75
Non-GAAP adjustments:
Stock-based compensation	0.53	1.61
Tax effect	(0.15)	(0.46)
Total non-GAAP adjustments, net	0.38	1.15
Adjusted EPS	$0.61 - $0.83	$3.17 - $3.90